Exhibit 10.25

July 13, 2015

Mr. Michael Bartusek
****

Dear Michael;

On behalf of myself and the Board of Directors of PAR Technology Corporation ("PAR" or “Company”), I am pleased to offer you to the position of Vice President and Chief Financial Officer of PAR Technology Corporation.  Upon execution by you, this letter will constitute your employment offer from PAR regarding your service beginning July 20, 2015, the date at which your employment  will be effective (the "Start Date").  This offer and your employment relationship are subject to the terms and conditions of this letter set forth below.

Position
You will join the Company as the Vice President and Chief Financial Officer of PAR Technology Corporation, reporting to the President and Chief Executive Officer.  Your position will be located at PAR's corporate headquarters in New Hartford, New York.  You will be expected to devote your full working time and attention exclusively to the business and interests of PAR and to comply with and be bound by PAR's operating policies, procedures and practices.  You may not render services to any other business without prior approval of the Board of Directors, nor engage or participate, directly or indirectly, in any business that is competitive in any manner with the businesses of PAR.

Annual Base Salary
As of the Start Date, you will be compensated at an annualized salary of $240,000 ("Annual Base Salary"), subject to applicable payroll deductions and such federal, state and local taxes and other withholdings as are required by law.  The Annual Base Salary shall be paid in accordance with PAR's standard payroll practices in effect from time to time.

Annual Cash Bonus
While employed hereunder, you will be eligible to receive an "Annual Cash Bonus" in accordance with the terms of PAR's Annual Incentive Compensation Plan ("AICP") and shall be based upon performance against financial targets associated with the Annual Operating Plan ("AOP") and specific business objectives determined by the Board of  Directors on an annual basis..  Any Annual Cash Bonus payable to you based on 2015 performance will be pro rata for the period, from your Start Date in the new position through December 31, 2015.  Your participation level for on target performance for 2015 AICP, prior to any proration, will be up to 20% of your Annual Base Salary.

Mr. M. Bartusek
July 13, 2015
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New Hire Option Award
Subject to any trading black out periods that may be imposed from time to time by the Company,you will be granted 60,000 non-qualified stock options (“New Hire Options”) at the Board’s next scheduled date for option grants.  Such options will be granted at the fair market value of the stock as of the market close on the date of grant and will vest in equal installments over four years (i.e., 15,000 shares of the grant will vest each year), with the first 15,000 shares vesting on the first anniversary of the date of grant.  The grant will be subject to the terms of the applicable Equity Incentive Plan and the standard terms of equity grants as have been approved by the Board.

Relocation
It is expected and this offer is contingent upon the relocation of your primary residence to within 75 miles of PAR’s corporate headquarters,  with meaningful progress being made towards identification of regular housing for your family within 3 to 6 months from the Start Date.  Absent any unforeseen events outside your reasonable control (including the inability to obtain a reasonable offer on your current primary residence on a timely basis), the expectation is that you will  have identified housing with a purchase date or target move-in date scheduled no later than June 30, 2016.

To assist with your required transition to the Mohawk Valley area, PAR will provide you with the following relocation assistance:

Temporary Housing – PAR will provide you with housing in a furnished condominium, located in Clinton, New York for a period of six months from the Start Date.

Lump Sum – An amount of $20,000 before taxes will be provided to you in order to cover the move of your household goods. Payment will be made to you upon your engagement of a moving company to relocate your household goods.  You agree that a pro-rated amount of this lump sum shall be repaid to PAR in the event your employment relationship with PAR terminates for any reason prior to the second anniversary of your Start Date.

Severance
Should your employment be terminated before the two year anniversary of the Start Date by PAR for any reason other than for Cause, PAR will pay you a severance amount equal to six months of your then current Annual Base Salary in exchange for a duly executed standard release of claims.

Benefits
You will be eligible to participate in all standard employee benefit plans as may be in effect and as amended from time to time for PAR employees generally. Your participation shall be subject to the terms of the applicable plan documents, as well as generally applicable policies associated with such benefits, as such plan documents and policies may be amended from time to time.

Mr. M. Bartusek
July 13, 2015
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PAR’s current benefit package includes an Employee Choice Plan with options as follows:
•	Health, Dental and Vision Insurance
•	Supplemental Short-Term Disability Insurance
•	Long-Term Disability Insurance
•	Supplemental Life Insurance
•	Spouse and child/children life insurance
•	Flexible Spending Accounts for Unreimbursable Medical Expenses and Dependent Care

Please be aware that employee-elected benefits are not available to you until the first calendar day of the month following your Start Date.

All full-time employees are eligible for the benefits below effective on the first day of their employment.  They are as follows:
•	New York State Disability Insurance
•	Life Insurance (2x Annual Base Salary to a maximum of $500K)
•	PAR’s Wellness Program
•	PAR Technology Corporation Retirement Plan including: a 401(k) – matched by Company at 10% of employee contribution, with automatic enrollment at 3% level, and profit sharing with 100% contribution by Company at the sole discretion of the Board based on financial results.
•	Paid Holidays (7)

Annual Leave and Personal Time Off - Annual Leave (i.e., vacation) will be accrued at the rate of 10 hours per month, yielding three weeks Annual Leave per fiscal year. In addition, you will receive four (4) Personal Time Off days per fiscal year, pro-rated to two (2) Personal Time Off days in 2015. Unused Personal Time Off and Annual Leave may not be carried over to succeeding years.

Your employment with PAR will be “at-will.”  This means your employment is not for any specific period of time and can be terminated by you at any time for any reason.  Likewise, PAR may terminate the employment relationship at any time, with or without cause or advance notice.  In addition, PAR reserves the right to modify your position or duties to meet business needs and to use discretion in imposingappropriate discipline should such action be deemed necessary.

Contingencies.  In addition to the relocation of your primary residence as described above, this offer is contingent upon the following:

•	Signing Company’s Employment Agreement (See enclosed).

•	Compliance with federal Form I-9 requirements (please bring suitable documentation with you within your first three days of work verifying your identity and legal authorization to work in the United States).

Mr. M. Bartusek
July 13, 2015
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•	Verification of the information contained in your employment application, including satisfactory references.

•	Successfully passing a pre-employment drug-screening and favorable results from a criminal background check.

This offer will remain open for three (3) days from the date of this letter.  To indicate your acceptance of PAR’s offer on the terms and conditions set forth in this letter, please sign and date this letter in the space provided below and return it to me no later than three days from the date of this letter.

We look forward to having you join us as part of the executive management team.

Sincerely,

Ronald J. Casciano
CEO & President
PAR Technology Corporation

I have read this offer letter in its entirety and agree to the terms and conditions of employment.  I understand and agree that my employment with the Company is at-will.

Michael Bartusek	Date